Exhibit 10(o)(v)

DIRECTOR COMPENSATION

     Directors who are not employees of the Company are compensated for their services by fees in cash and stock. All directors are reimbursed for expenses incurred in connection with such services. In addition, the Company provides travel and liability insurance to all directors. It is the goal of the Committee to set directors’ fees at a competitive level that will enable the Company to attract and retain talented, well-qualified directors. The payment of a portion of each director’s fee in shares of Class A Common Stock of the Company is intended to align the interests of the director with the interests of our stockholders, consistent with delivering shareholder value.

     Annual Retainer. Directors receive an annual retainer of $100,000, $50,000 of which is payable in shares of Class A Common Stock of the Company pursuant to the Directors’ Annual Retainer Plan. Directors serving for only a portion of the year receive a pro-rated portion of the annual retainer.

     Meeting Fees. In lieu of cash fees for regularly scheduled meetings, directors receive an additional cash fee of $30,000, and members of the Audit Committee also receive an additional annual cash amount of $5,000. These amounts are paid in four equal quarterly installments. Directors receive cash fees of $750 for each special meeting of the Board or any Board Committee designated as a telephone meeting. Directors are also entitled to receive cash fees of $1,500 for each special meeting of the Board, and $1,000 for each special meeting of a Committee they attend in person or by telephone.

     Other Fees. The Chairman of each standing committee of the Board receives an annual fee for such service: $5,000 for the Chairman of the Governance Committee, $7,500 for the Chairman of the Compensation Committee, and $12,000 for the Chairman of the Audit Committee. The Chairman of the Board receives an annual fee of $55,000 for such service, and the Vice Chairman of the Board receives an annual fee of $30,000 for such service. Directors receive $1,500 for each day that they are engaged in Company business (other than attendance at Board or Committee meetings) at the request of the Chairman of the Board or the Chief Executive Officer. Annual fees are paid in four equal quarterly installments. All amounts are paid in cash.